Exhibit 99.1

Press Release

For Immediate Release

Cowen Group, Inc. Announces 2011 Fourth Quarter and Full-Year Financial Results

New York, March 2, 2012 - Cowen Group, Inc. (NASDAQ: COWN) (“Cowen” or “the Company”) today announced its operating results for the fourth quarter and full-year ended December 31, 2011.

2011 Fourth Quarter and Full-Year GAAP Financial Information and Select Balance Sheet Data

For the fourth quarter 2011, the Company reported a GAAP net loss from continuing operations (including noncontrolling interests) of $(56.3) million, or $(0.49) per share, compared to GAAP net income from continuing operations of $4.1 million, or $0.06 per share, in the fourth quarter 2010.  The year-over-year decrease in GAAP net income from continuing operations was primarily due to a 29% decrease in revenues and a 17% increase in expenses.  Including discontinued operations, the Company reported a GAAP net loss of $(79.9) million in the fourth quarter 2011 compared to net income of $4.1 million in the prior year period.

The Company’s total fourth quarter 2011 financial results included the impact of:

•                  A $(23.6) million net loss from discontinued operations related to exiting the businesses operated by LaBranche subsidiaries;

•                  A $7.2 million and $5.2 million impairment of goodwill and intangible assets, respectively, related to the broker-dealer segment;

•                  $3.9 million in non-cash expenses related to vacating the remaining portion of the leased premises at 1221 Avenue of the Americas;

•                  $1.1 million in non-cash expenses related to the termination of service contracts; and

•                  $10.6 million in severance expense related to our expense reduction plan (not including an additional $5.1 million of severance expense included in the net loss from discontinued operations discussed above).

For the 2011 full-year, the Company reported a GAAP net loss from continuing operations (including noncontrolling interests) of $(84.4) million, or $(0.88) per share, compared to a GAAP net loss from continuing operations of $(45.4) million, or $(0.62) per share, in 2010.  The increase in GAAP net loss from continuing operations was primarily due to an 11% increase in expenses and a 21% decrease in other income.  This decrease was primarily due to the Company’s third quarter losses on fixed income securities, equity options and other investments.  Including discontinued operations, the Company reported a GAAP net loss of $(108.0) million in 2011 compared to $(45.4) million in 2010.

The following table summarizes the Company’s GAAP financial results for the three months ended December 31, 2011 and 2010, and September 30, 2011; and the twelve months ended December 31, 2011 and 2010.

Summary GAAP Financial Information

	Three Months Ended					Twelve Months Ended
(Dollar amounts in millions, except per share	December 31,			Sept 30,		December 31,
information)	2011	2010	%	2011	%	2011	2010	%

Revenues	$49.5	$69.7	(29)%	$62.8	(21)%	$235.3	$233.8	1%
Expenses	(125.4)	(106.8)	17%	(86.8)	44%	(375.7)	(339.9)	11%
Other income (loss)	20.6	25.3	(19)%	(25.0)	NM	41.8	53.0	(21)%
Income tax benefit (expense)	2.4	22.0	(89)%	(0.1)	NM	20.1	21.4	(6)%
Net income (loss) from continuing operations	$(52.9)	$10.3	NM	$(49.0)	NM	$(78.5)	$(31.7)	NM

Net income (loss) from discontinued operations, net of tax	(23.6)	—	NM	—	NM	(23.6)	—	NM
Net income (loss) loss attributable to noncontrolling interests in consolidated subsidiaries	3.4	6.2	(45)%	(0.8)	NM	5.8	13.7	(58)%
Net income (loss) attributable to Cowen Group, Inc.	$(79.9)	$4.1	NM	$(48.2)	NM	$(108.0)	$(45.4)	NM

Earnings (loss) per share:
Income (loss) from continuing operations	$(0.49)	$0.06	NM	$(0.42)	NM	$(0.88)	$(0.62)	NM
Income (loss) from discontinued operations	$(0.21)	$—	NM	$—	NM	$(0.25)	$—	NM

Note: Amounts may not add due to rounding.

The Company’s stockholders’ equity as of December 31, 2011, was $508.5 million, or book value per share of $4.46, compared to stockholders’ equity of $449.3 million, or book value per share of $5.95, as of December 31, 2010.  At December 31, 2011, the Company’s tangible book value per share was $4.23 compared to $5.42 at December 31, 2010.

The decline in book value and tangible book value per share was primarily attributable to GAAP net losses in the 2011 third and fourth quarters and the issuance of more than 40 million shares of Cowen Class A common stock in exchange for all of the outstanding shares of LaBranche upon the consummation of the LaBranche acquisition.

The table below provides select balance sheet data as of December 31, 2011, September 30, 2011, and December 31, 2010.

Select Balance Sheet Data

	December 31,	September 30,	December 31,
(Dollar amounts in millions, except per share information)	2011	2011	2010
Stockholders’ equity	$508.5	$585.2	$449.3
Tangible stockholders’ equity	$482.7	$542.9	$409.3
Common shares outstanding(1)	114.0	115.1	75.5

Book value per share	$4.46	$5.09	$5.95
Tangible book value per share	$4.23	$4.72	$5.42

(1) The increase in the number of common shares outstanding at June 30, 2011, was the result of the completion of Cowen’s acquisition of LaBranche on June 28, 2011.

“Our fourth quarter results continue to reflect the expenses associated with the restructuring of our broker dealer, Cowen and Company,” said Peter Cohen, Chairman and Chief Executive Officer. “A very difficult market environment compounded these challenges and increased our losses.  The results are disappointing, but we made real progress in resetting the platform to perform in the future.”

“Throughout 2011, we made significant senior management changes; broadened the equities business to include derivatives and electronic capabilities; upgraded the level of our banking and capital markets professionals; and reduced run-rate expenses to levels consistent with achievable revenue opportunities. We’ve accomplished a lot, but it is always expensive to invest through a downturn.”

“On the other hand, at Ramius, our investment management platform, we grew assets under management, introduced new products and improved the fee structure over the course of 2011. We finished the year with a strong capital base and over $345 million in cash and liquid securities, up from approximately $200 million at the end of 2010.  With nearly $450 million in invested capital, we are positioned to execute on our growth initiatives throughout 2012 and it is our intent to deliver better overall results for shareholders going forward.”

Economic Income (Loss)

Throughout the remainder of this press release the Company presents Economic Income financial measures that are not prepared in accordance with Generally Accepted Accounting Principals (“GAAP”).  In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds, (ii) excludes equity award expense related to the November 2009 Ramius/Cowen transaction,  (iii) excludes certain other acquisition-related and/or reorganization expenses (including the discontinued operations of LaBranche), (iv) excludes goodwill impairment, and (v) excludes the bargain purchase gain which resulted from the LaBranche acquisition.  In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income revenues also include management fees, incentive income and investment income earned through the Company’s investment as a general partner in certain real estate entities. For US GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

For a more complete description of Economic Income (Loss) and a reconciliation of GAAP net income (loss) to Economic Income (Loss) for the periods presented and additional information regarding the reconciling adjustments, please see the “Non-GAAP Financial Measures” section of this press release.

The table below summarizes the Company’s Economic Income financial results for the three months ended December 31, 2011 and 2010, and September 30, 2011; and the twelve months ended December 31, 2011 and 2010.

Summary Economic Income (Loss) Financial Information

	Three Months Ended					Twelve Months Ended
(Dollar amounts in millions, except per share	December 31,			Sept 30,		December 31,
information)	2011	2010	%	2011	%	2011	2010	%
Revenues	$70.2	$101.0	(31)%	$37.9	85%	$270.2	$272.6	(1)%
Expenses	(100.1)	(92.8)	8%	(82.9)	21%	(335.6)	(306.4)	10%
Net Economic Income (Loss) before non-controlling interests	(29.9)	8.2	NM	(45.0)	NM	(65.4)	(33.8)	NM
Economic Income (Loss)	$(33.2)	$6.4	NM	$(45.8)	NM	$(71.4)	$(35.6)	NM

Economic Income (Loss) per share	$(0.29)	$0.09	NM	(0.40)	NM	$(0.75)	$(0.49)	NM

Economic Income (Loss) excluding certain non-cash items	$(25.5)	$12.5	NM	$(36.9)	NM	$(41.3)	$(12.0)	NM

Note: Amounts may not add due to rounding.

2011 Fourth Quarter and Full-Year Key Highlights

•                  Assets under management decreased by approximately $921 million to $10.3 billion as of January 1, 2012, as compared to $11.2 billion as of October 1, 2011, including net redemptions of $974 million and a performance-related appreciation in assets under management of $53 million.

•                  The decrease in assets under management was primarily due to two large redemptions in the Company’s cash management product, for which we receive a relatively low fee amount. Excluding cash management assets, assets under management increased 2% to $8.2 billion during the quarter.

•                  For the 2011 full-year, assets under management increased by $1.2 billion, or 14%.

•                  Management fees at Ramius increased 27% to $19.2 million in the fourth quarter of 2011 from $15.1 million in the fourth quarter of 2010. For the 2011 full-year, management fees increased to $67.3 million, up 31% from 2010.

•                  Investment banking revenue decreased 30% to $11.1 million in the fourth quarter of 2011 on eight transactions closed, from $15.8 million on seventeen transactions in the comparable period of 2010. For the 2011 full-year, investment banking revenue increased to $51.0 million, up 31% from 2010.

•                  Brokerage revenue decreased to $21.0 million in the fourth quarter of 2011, down 22% from $26.8 million in the fourth quarter of 2010. For the 2011 full-year, brokerage revenue decreased to $99.6 million, down 11% from 2010.

•                  Investment income (loss) decreased 50% to $18.5 million in the fourth quarter 2011 from $36.8 million in the fourth quarter 2010. For the 2011 full-year, investment income decreased to $41.3 million, down 30% from 2010.

•                  Compensation and benefits expense, excluding severance expense and reimbursed compensation expense, was 66% of Economic Income revenue in 2011, up from 62% in 2010.

2011 Fourth Quarter and Full-Year Economic Income Review

Total Economic Income Revenue

Total Economic Income revenue for the fourth quarter 2011 was $70.2 million, a 31% decrease compared to $101.0 million in the fourth quarter 2010.  The decline in Economic Income revenue was primarily the result of a decrease in investment banking fees and brokerage revenues, partially offset by an increase in management fees.  Investment income also decreased during the period, primarily due to a gain associated with the Company’s Luxembourg reinsurance program in the 2010 fourth quarter.

For the 2011 full-year, total Economic Income revenue decreased by 1%  to $270.2 million from $272.6 million in 2010.  The decline was primarily the result of a decrease in investment income and brokerage revenue, partially offset by higher management fees and investment banking revenues.

 Economic Income Revenue

	Three Months Ended					Twelve Months Ended
	December 31,			Sept 30,		December 31,
(Dollar amounts in millions)	2011	2010	%	2011	%	2011	2010	%

Investment banking	$11.1	$15.8	(30)%	$10.8	3%	$51.0	$39.0	31%
Brokerage	21.0	26.8	(22)%	26.5	(21)%	99.6	112.2	(11)%
Management fees	19.2	15.1	27%	18.5	4%	67.3	51.4	31%
Incentive income	0.1	6.3	(98)%	(0.6)	NM	10.4	9.6	8%
Investment income	18.5	36.8	(50)%	(17.1)	NM	41.3	59.4	(30)%
Other revenue	0.2	0.2	NM	(0.2)	NM	0.6	0.9	NM
Total Revenues	$70.2	$101.0	(31)%	$37.9	85%	$270.2	$272.6	(1)%

Note: Amounts may not add due to rounding.

Compensation and Benefits Expense

Fourth quarter 2011 compensation and benefits expense was $65.2 million, a 4% increase compared to $62.8 million in the fourth quarter 2010.  The increase was primarily attributable to additional stock compensation expense, severance associated with headcount reductions at the broker-dealer, and investments in new professionals in our investment banking, capital markets and sales and trading businesses.  During the 2011 fourth quarter, the Company decreased total headcount by 9%, or 61 people, to 587 employees.

The compensation to Economic Income revenue ratio increased to 93% in the current quarter from 62% in the prior year period driven by lower revenues.  Compensation and benefits expense for the fourth quarter 2011 and 2010 included $6.3 million and $1.6 million, respectively, in share-based and other non-cash deferred compensation expense.  Compensation and benefits expense excludes equity award expense related to the 2009 Cowen / Ramius business combination of $2.5 million and $2.1 million in the fourth quarter 2011 and 2010, respectively.

Compensation and benefits expense was 78% of Economic Income revenue in the fourth quarter 2011, excluding $1.4 million of expenses associated with activities for which the Company is reimbursed and $8.6 million of severance expense.

For the 2011 full-year, compensation and benefits expense increased 5% to $194.8 million from $185.9 million in 2010.  Compensation and benefits expense was 66% of Economic Income revenue in 2011, excluding $4.7 million of expenses associated with activities for which the Company is reimbursed and $11.7 million of severance expense.

Fixed Non-Compensation Expenses

Fixed non-compensation expenses in the current quarter increased by 35% to $26.3 million as compared to $19.5 million in the comparable prior year quarter.  The increase was due to:

•                  a credit to occupancy and equipment in the 2010 fourth quarter related to the reversal of a previously recorded unfavorable lease liability at 1221 Avenue of Americas of $5.3 million, partially offset by $2.2 million of depreciation and amortization related to the write-off of certain fixed assets at that location; and

•                  $0.9 million in additional expenses incurred in connection with the real estate investments in several operating companies.

For the 2011 full-year, fixed non-compensation expenses increased 12% to $103.2 million from $92.5 million in 2010.  The increase was primarily due to:

•                  higher employment agency fee expenses;

•                  an increase in expenses related to our data center services as we transitioned to a new provider;

•                  increased usage of market data services; and

•                  the 2010 fourth quarter reversal of an unfavorable lease liability at 1221 Avenue of the Americas (as discussed above).

Variable Non-Compensation Expenses

Variable non-compensation expenses were $9.9 million in the fourth quarter 2011, down 19% compared to $12.3 million in the fourth quarter 2010.  The decrease was primarily due to a decline in expenses related to Company’s Luxembourg reinsurance program and decreased floor brokerage and clearing costs.

For the 2011 full-year, variable non-compensation expenses increased 21% to $41.5 million from $34.4 million in 2010.  The increase was due to professional fees incurred in 2011 in connection with the closing of and potential future acquisitions of Luxembourg reinsurance companies, syndication costs related to a capital raise by an alternative investment asset fund, and increased conference related expenses, offset by a reduction in our floor brokerage and clearing costs due to lower volumes.

Alternative Investment Management Segment (“Ramius”)

Assets Under Management

As of January 1, 2012, the Company had assets under management of $10.3 billion, an 8% decrease compared to assets under management of $11.2 billion as of October 1, 2011. The $921 million decrease in assets under management during the fourth quarter of 2011 included $974 million in net redemptions, partially offset by $53 million of net positive performance.  The decrease in assets under management was primarily due to two large redemptions in our cash management product, for which we receive a relatively low fee amount.  Excluding cash management assets, assets under management increased 2% to $8.2 billion during the quarter.

During the 2011 full year, assets under management increased by $1.2 billion, or 14%, including $1.3 billion in net subscriptions and a performance related depreciation in assets of $77 million.  Excluding cash management, assets increased by $0.9 billion, or 13%, in 2011.

Management Fees

Management fees were $19.2 million in the fourth quarter 2011, an increase of 27% compared to the fourth quarter 2010.  The increase was a result of an increase in management fees for our healthcare royalty, Global Credit and real estate funds.

For the 2011 full-year, management fees increased 31% to $67.3 million from $51.4 million in 2010.  The increase was a result of: (i) an increase in management fees from our Healthcare Royalty funds as a result of an increase in committed capital; (ii) an increase in management fees from our Global Credit fund and other credit managed accounts of approximately $1.8 million; and (iii) an increase in management fees from both our real estate funds and our Ramius Trading Strategies funds.  These increases were partially offset by a decrease in fees of $4.9 million as a result of lower assets under management from returning assets to investors in our multi-strategy funds in 2011, and the return of assets to, and no longer charging management fees, to certain affiliates of UniCredit S.p.A effective July 1, 2010, pursuant to the terms of the modification agreement.

The average annualized management fee charged in the fourth quarter 2011 was 0.71%, as compared to 0.69% in the prior year period and 0.67% in the previous quarter.  The average annualized management fee for the 2011 full-year increased to 0.65% from 0.63% in 2010.

Incentive Income

Incentive income decreased to $0.1 million in the fourth quarter 2011 from $6.3 million in the comparable prior year period.  The decrease in incentive income was primarily related to a decline in incentive income from our single-strategy hedge fund products, which were recovering from 2011 third quarter performance losses.

For the 2011 full-year, incentive income increased 8% to $10.4 million from $9.6 million in 2010.  The increase was primarily the result of a reversal of $6.2 million of previously accrued expenses related to subordination agreements entered into by the general partners of two real estate funds with those funds’ lead investor.  The increase was partially offset as a result of a:

•                  $4.2 million decrease as a result of a decrease in performance from funds in our alternative solutions business;

•                  $2.7 million decrease in fees as a result of the spin off of our Value and Opportunity business in the second quarter of 2011; and

•                  $0.8 million decrease from a decrease in performance in the Global Credit fund.

Investment Income

Investment income represents net revenues generated on our invested capital and includes interest and dividend income received or accrued as well as realized and unrealized gains/losses recognized during the period. Investment income decreased by $18.3 million to $18.5 million in the fourth quarter 2011 from $36.8 million in the prior year period. The decrease in investment income was primarily due to a $18.1 million gain, net of financing costs, associated with the Company’s Luxembourg reinsurance program in the 2010 fourth quarter.

For the 2011 full-year, investment income decreased 30% to $41.3 million from $59.4 million in 2010.  The decrease was primarily due to the Company’s 2011 third quarter investment loss of ($17.1) million, which was impacted by the challenging credit and equity market environment during the period.  This was offset by an increase in the recognition of deferred tax benefits of $3.5 million for 2011 as compared to 2010, pursuant to the acquisition of a Luxembourg reinsurance company, which is reflected in investment income in our economic income.

Broker-Dealer Segment (“Cowen and Company”)

Brokerage

Brokerage revenue was $21.0 million in the fourth quarter 2011, a decrease of 22% compared to $26.8 million in the fourth quarter 2010 due to decreases in the Company’s core cash equity business.

For the 2011 full-year, brokerage revenue decreased 11% to $99.6 million from $112.2 million in 2010.

In January, Cowen announced its entry into a definitive agreement to acquire Algorithmic Trading Management, LLC (“ATM”), a provider of global, multi-asset class algorithmic execution trading models.  This strategic decision is strongly aligned with our efforts over the past year to enhance our sales and trading footprint, invest in growth-oriented products and build out capabilities that add value for our clients.  The transaction, which is subject to certain regulatory approvals and customary closing conditions, is expected to close in the second quarter of 2012.

Investment Banking

Investment banking revenue was $11.1 million in the fourth quarter 2011, a decrease of $4.7 million, or 30%, compared to $15.8 million in the fourth quarter 2010.  The decrease in revenues was primarily due to decreased in public equity underwriting and strategic advisory activities.

•                  Public equity underwriting revenue was $7.6 million from four transactions in the fourth quarter 2011, as compared to $9.9 million from eleven transactions in the comparable prior year period. The Company completed two lead managed equity underwriting assignments in the fourth quarter 2011, compared to three in the prior year period.

•                  Strategic advisory revenue was $2.1 million in the fourth quarter 2011, as compared to $4.6 million in the fourth quarter 2010.  The Company completed one strategic advisory transactions in fourth quarter 2011 as compared to three strategic advisory transaction in the prior year period.

For the 2011 full-year, investment banking revenue increased 31% to $51.0 million from $39.0 million in 2010.  Transaction activity remained approximately flat during the year with 48 transactions completed across all products in 2011, compared to 49 in 2010.  The increase in revenues was primarily due to an increase in lead managed equity underwriting assignments.

•                  Public equity underwriting revenue was $29.2 million from 29 transactions in 2011, as compared to $18.3 million from 31 transactions in 2010. The Company completed ten lead managed equity underwriting assignments in 2011 (34% of total), compared to four in 2010 (13% of total).

•                  Strategic advisory revenue was $15.0 million in 2011, as compared to $16.9 million in 2010.  The Company completed eight strategic advisory transactions in 2011 as compared to twelve strategic advisory transaction in 2010.

Earnings Conference Call with Management

The Company will host a conference call to discuss its 2011 fourth quarter and full-year financial results on Friday, March 2, 2012, at 9:00 am EST.  The call can be accessed by dialing 1-800-561-2693 domestic or 1-617-614-3523 international.  The passcode for the call is 13367011.  A replay of the call will be available beginning at 11:00 am EST March 2, 2012 through March 9, 2012.  To listen to the replay of this call, please dial 1-888-286-8010 domestic or 1-617-801-6888 international and enter passcode 18726859.  The call can also be accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative investment management, investment banking, research, and sales and trading services through its two business segments: Ramius and its affiliates makes up the Company’s alternative investment management segment, while Cowen and Company is its broker-dealer segment.  Its alternative investment management products, solutions and services include hedge funds, replication products, managed futures funds, fund of funds, real estate, health care royalty funds and cash management services.  Cowen and Company offers industry focused investment banking for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors. Founded in 1918, the firm is headquartered in New York and has offices located in major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

SOURCE:	Cowen Group, Inc.
CONTACT:	Stephen Lasota
Cowen Group, Inc.
(212) 845-7919

Cowen Group, Inc.

Preliminary Unaudited Condensed Consolidated Statements of Operations

(Dollar amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues
Investment banking	$11,135	$15,823	$50,976	$38,965
Brokerage	20,954	26,828	99,611	112,217
Management fees	14,667	12,418	52,466	38,847
Incentive income	32	6,697	3,265	11,363
Interest and dividends	823	4,493	22,306	11,547
Reimbursement from affiliates	1,354	1,952	4,322	6,816
Other	426	294	1,583	1,936
Consolidated Funds
Interest and dividends	126	1,223	569	11,733
Other	9	2	180	386
Total revenues	49,526	69,730	235,278	233,810
Expenses
Employee compensation and benefits	69,103	64,914	203,767	194,919
Floor brokerage and trade execution	4,023	4,506	16,475	17,143
Interest and dividends	1,194	6,605	8,839	8,971
Professional, advisory and other fees	7,724	6,028	33,702	14,547
Service fees	4,573	3,455	16,365	15,814
Communications	4,495	3,774	16,350	13,972
Occupancy and equipment	9,260	560	25,673	18,119
Depreciation and amortization	8,075	4,447	15,472	11,543
Client services and business development	4,382	3,154	16,725	14,470
Goodwill impairment	7,151	—	7,151	—
Other	5,253	6,794	12,354	22,323
Consolidated Funds
Interest and dividends	10	1,579	147	3,078
Professional, advisory and other fees	61	742	2,136	3,094
Floor brokerage and trade execution	—	(5)	—	995
Other	76	201	499	954
Total expenses	125,380	106,754	375,655	339,942
Other income (loss)
Net (losses) gains on securities, derivatives and other investments	19,926	11,997	15,128	21,980
Bargain purchase gain	—	—	22,244	—
Consolidated Funds net (losses) gains:
Net realized and unrealized (losses) gains on investments and other transactions	792	13,891	4,925	33,116
Net realized and unrealized (losses) gains on derivatives	(127)	52	(583)	(761)
Net (losses) gains on foreign currency transactions	13	(643)	53	(1,293)
Total other income (loss)	20,604	25,297	41,767	53,042

Income (loss) before income taxes	(55,250)	(11,727)	(98,610)	(53,090)
Income tax (benefit) expense	(2,353)	(22,032)	(20,073)	(21,400)
Net income (loss) from continuing operations	(52,897)	10,305	(78,537)	(31,690)
Net income (loss) from discontinued operations, net of tax	(23,646)	—	(23,646)	—
Net income (loss)	(76,543)	10,305	(102,183)	(31,690)
Net (income) loss attributable to noncontrolling interests in consolidated subsidiaries	3,354	6,194	5,827	13,727
Net income (loss) attributable to Cowen Group, Inc. stockholders	$(79,897)	$4,111	$(108,010)	$(45,417)

Earnings (loss) per basic share:
Income (loss) from continuing operations	$(0.49)	$0.06	$(0.88)	$(0.62)
Income (loss) from discontinued operations	$(0.21)	$—	$(0.25)	$—

Earnings (loss) per diluted share:
Income (loss) from continuing operations	$(0.49)	$0.05	$(0.88)	$(0.62)
Income (loss) from discontinued operations	$(0.21)	$—	$(0.25)	$—

Weighted average shares used in per share data:
Basic	114,686	73,991	95,532	73,149
Diluted	114,686	75,901	95,532	73,149

Non-GAAP Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as Economic Income (Loss) and Economic Income (Loss) excluding certain non-cash items.  The Company believes that these non-GAAP measures, viewed in addition to, and not in lieu of, the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its businesses and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other public companies, and are not identical to corresponding measures used in our various agreements or public filings.

Economic Income (Loss)

Economic Income (Loss) may not be comparable to similarly titled measures used by other public companies. Cowen uses Economic Income (Loss) as a measure of its operating performance, not as a measure of liquidity. Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. As a result of the adjustments made to arrive at Economic Income (Loss) described below, Economic Income (Loss) has limitations in that it does not take into account certain items included or excluded under GAAP, including its consolidated funds. Economic Income (Loss) is considered by management as a supplemental measure to the GAAP results to provide a more complete understanding of its performance as management measures it.

The primary differences between GAAP net income (loss) and Economic Income (Loss) are that in reporting Economic Income (Loss), the Company: (i) eliminates the impact of consolidation for any of our funds; (ii) excludes equity award expense related to the November 2009 Ramius/Cowen transaction; (iii) excludes certain other acquisition-related and/or reorganization expenses (including the discontinued operations of LaBranche); (iv) excludes goodwill impairment; and (v) excludes the bargain purchase gain which resulted from the LaBranche acquisition. In addition, in presenting Economic Income (Loss), the Company reclassifies aggregate investment income to Revenues. This amount represents the income the Company has earned in investing its equity capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For GAAP purposes, these items are included in each of their respective line items.  Economic Income revenues also include management fees, incentive income and investment income earned through the Company’s investment as a general partner in certain real estate entities. For GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income expenses are reduced by reimbursement from affiliates, whereas for GAAP purposes such reimbursed expenses are shown as part of revenue.

Additionally, we have reported in this press release our Economic Income (Loss) excluding certain non-cash expenses.  For this measure, we have adjusted Economic Income (Loss) by the following non-cash expense items:

•                  Depreciation and amortization, and

•                  Share-based and other non-cash deferred compensation expense.

Management believes that the non-GAAP calculation of Economic Income (Loss) excluding certain non-cash items will allow for a better understanding of the Company’s operating results.

Cowen Group, Inc.

Unaudited Economic Income (Loss)

(Dollar amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues
Investment banking	$11,135	$15,823	$50,976	$38,965
Brokerage	20,954	26,828	99,611	112,217
Management fees	19,246	15,119	67,309	51,440
Incentive income	148	6,299	10,366	9,615
Investment income	18,497	36,776	41,347	59,417
Other revenue	203	157	615	939
Total revenues	70,183	101,002	270,224	272,593
Expenses
Employee compensation and benefits	65,154	62,779	194,808	185,893
Interest and dividends	118	312	735	1,026
Fixed non-compensation expenses	26,256	19,493	103,181	92,457
Variable non-compensation expenses	9,949	12,294	41,497	34,360
Reimbursement from affiliates	(1,417)	(2,053)	(4,602)	(7,315)
Total expenses	100,060	92,825	335,619	306,421
Net Economic Income (Loss) before non-controlling Interests	(29,877)	8,177	(65,395)	(33,828)
Non-controlling interests	(3,292)	(1,759)	(6,042)	(1,759)
Economic Income (Loss)	$(33,169)	$6,418	$(71,437)	$(35,587)

Economic Income (Loss) Excluding Certain Non-cash Items

Economic Income (Loss)	$(33,169)	$6,418	$(71,437)	$(35,587)
Exclusion of depreciation and amortization expense	1,343	4,447	8,740	11,543
Exclusion of share-based and other non-cash deferred compensation expense	6,295	1,589	21,395	12,044
Economic Income (Loss) Excluding Certain Non-cash Items	$(25,531)	$12,454	$(41,302)	$(12,000)

Cowen Group, Inc.

Unaudited Reconciliation of Economic Income and GAAP Income for the Three Months Ended December 31, 2011

(Dollar amounts in thousands)

	Three Months Ended December 31, 2011
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenues
Investment banking	$11,135	$—		$—	$11,135
Brokerage	20,954	—		—	20,954
Management fees	14,667	4,177	(a)	402	19,246
Incentive income	32	116	(a)	—	148
Investment income	—	18,497	(c)	—	18,497
Interest and dividends	823	(823	)(c)	—	—
Reimbursement from affiliates	1,354	(1,417	)(b)	63	—
Other revenue	426	(223	)(c)	—	203
Consolidated Funds	135	—		(135)	—
Total revenues	49,526	20,327		330	70,183

Expenses
Compensation & Benefits	69,103	(3,949)		—	65,154
Interest and dividends	1,194	(1,076	)(c)	—	118
Non-compensation expenses - Fixed	—	26,256	(c)(d)	—	26,256
Non-compensation expenses - Variable	—	9,949	(c)(d)	—	9,949
Non-compensation expenses	47,785	(47,785	)(c)(d)	—	—
Goodwill impairment	7,151	(7,151	)(f)	—	—
Reimbursement from affiliates	—	(1,417	)(b)	—	(1,417)
Consolidated Funds	147	—		(147)	—
Total expenses	125,380	(25,173)		(147)	100,060

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	19,926	(19,926	)(c)	—	—
Bargain purchase gain	—	—	(e)	—	—
Consolidated Funds net gains (losses)	678	(762)		84	—
Total other income (loss)	20,604	(20,688)		84	—

Income (loss) before income taxes and non-controlling interests	(55,250)	24,812		561	(29,877)

Income taxes (Benefit)	(2,353)	2,353	(b)	—	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	(52,897)	22,459		561	(29,877)

Net income (loss) from discontinued operations, net of tax	(23,646)	23,646	(g)	—	—
(Income) loss attributable to non-controlling interests in consolidated subsidiaries	(3,354)	623		(561)	(3,292)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc. Stockholders	$(79,897)	$46,728		$—	$(33,169)

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and activist business.

(b) Economic Income excludes income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c) Economic Income recognizes Company income from proprietary trading net of related expenses.

(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Economic Income (Loss) excludes the bargain purchase gain which resulted from the LaBranche acquisition.

(f) Economic Income (Loss) excludes goodwill impairment.

(g) Economic Income (Loss) excludes discontinued operations.

Cowen Group, Inc.

Unaudited Reconciliation of Economic Income and GAAP Income for the Three Months Ended December 31, 2010

(Dollar amounts in thousands)

	Three Months Ended December 31, 2010
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenues
Investment banking	$15,823	$—		$—	$15,823
Brokerage	26,828	—		—	26,828
Management fees	12,418	2,125	(a)	576	15,119
Incentive income	6,697	(398	)(a)	—	6,299
Investment income	—	36,776	(c)	—	36,776
Interest and dividends	4,493	(4,493	)(c)	—	—
Reimbursement from affiliates	1,952	(2,053	)(b)	101	—
Other revenue	294	(137	)(c)	—	157
Consolidated Funds	1,225	—		(1,225)	—
Total revenues	69,730	31,820		(548)	101,002

Expenses
Compensation & Benefits	64,914	(2,135)		—	62,779
Interest and dividends	6,605	(6,293	)(c)	—	312
Non-compensation expenses - Fixed	—	19,493	(c)(d)	—	19,493
Non-compensation expenses - Variable	—	12,294	(c)(d)	—	12,294
Non-compensation expenses	32,718	(32,718	)(c)(d)	—	—
Reimbursement from affiliates	—	(2,053	)(b)	—	(2,053)
Consolidated Funds	2,517	—		(2,517)	—
Total expenses	106,754	(11,412)		(2,517)	92,825

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	11,997	(11,997	)(c)	—	—
Consolidated Funds net gains (losses)	13,300	(6,896)		(6,404)	—
Total other income (loss)	25,297	(18,893)		(6,404)	—

Income (loss) before income taxes and non-controlling interests	(11,727)	24,339		(4,435)	8,177

Income taxes (Benefit)	(22,032)	22,032	(b)	—	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	10,305	2,307		(4,435)	8,177

(Income) loss attributable to non-controlling interests in consolidated subsidiaries	(6,194)	—		4,435	(1,759)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc. Stockholders	$4,111	$2,307		$—	$6,418

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:  The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities.

(b) Economic Income excludes goodwill impairment and income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c) Economic Income recognizes Company income from proprietary trading net of related expenses.

(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

Cowen Group, Inc.

Unaudited Reconciliation of Economic Income and GAAP Income for the Twelve Months Ended December 31, 2011

(Dollar amounts in thousands)

	Twelve Months Ended December 31, 2011
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenues
Investment banking	$50,976	$—		$—	$50,976
Brokerage	99,611	—		—	99,611
Management fees	52,466	13,034	(a)	1,809	67,309
Incentive income	3,265	7,101	(a)	—	10,366
Investment income	—	41,347	(c)	—	41,347
Interest and dividends	22,306	(22,306	)(c)	—	—
Reimbursement from affiliates	4,322	(4,602	)(b)	280	—
Other revenue	1,583	(968	)(c)	—	615
Consolidated Funds	749	—		(749)	—
Total revenues	235,278	33,606		1,340	270,224

Expenses
Compensation & Benefits	203,767	(8,959)		—	194,808
Interest and dividends	8,839	(8,104	)(c)	—	735
Non-compensation expenses - Fixed	—	103,181	(c)(d)	—	103,181
Non-compensation expenses - Variable	—	41,497	(c)(d)	—	41,497
Non-compensation expenses	153,116	(153,116	)(c)(d)	—	—
Goodwill impairment	7,151	(7,151	)(f)	—	—
Reimbursement from affiliates	—	(4,602	)(b)	—	(4,602)
Consolidated Funds	2,782	—		(2,782)	—
Total expenses	375,655	(37,254)		(2,782)	335,619

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	15,128	(15,128	)(c)	—	—
Bargain purchase gain	22,244	(22,244	)(e)	—	—
Consolidated Funds net gains (losses)	4,395	(1,448)		(2,947)	—
Total other income (loss)	41,767	(38,820)		(2,947)	—

Income (loss) before income taxes and non-controlling interests	(98,610)	32,040		1,175	(65,395)

Income taxes (Benefit)	(20,073)	20,073	(b)	—	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	(78,537)	11,967		1,175	(65,395)

Net income (loss) from discontinued operations, net of tax	(23,646)	23,646	(g)	—	—
(Income) loss attributable to non-controlling interests in consolidated subsidiaries	(5,827)	960		(1,175)	(6,042)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc. Stockholders	$(108,010)	$36,573		$—	$(71,437)

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and activist business.

(b) Economic Income excludes income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c) Economic Income recognizes Company income from proprietary trading net of related expenses.

(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Economic Income (Loss) excludes the bargain purchase gain which resulted from the LaBranche acquisition.

(f) Economic Income (Loss) excludes goodwill impairment.

(g) Economic Income (Loss) excludes discontinued operations.

Cowen Group, Inc.

Unaudited Reconciliation of Economic Income and GAAP Income for the Twelve Months Ended December 31, 2010

(Dollar amounts in thousands)

	Twelve Months Ended December 31, 2010
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenues
Investment banking	$38,965	$—		$—	$38,965
Brokerage	112,217	—		—	112,217
Management fees	38,847	9,716	(a)	2,877	51,440
Incentive income	11,363	(1,748	)(a)	—	9,615
Investment income	—	59,417	(c)	—	59,417
Interest and dividends	11,547	(11,547	)(c)	—	—
Reimbursement from affiliates	6,816	(7,315	)(b)	499	—
Other revenue	1,936	(997	)(c)	—	939
Consolidated Funds	12,119	—		(12,119)	—
Total revenues	233,810	47,526		(8,743)	272,593

Expenses
Compensation & Benefits	194,919	(9,026)		—	185,893
Interest and dividends	8,971	(7,945	)(c)	—	1,026
Non-compensation expenses - Fixed	—	92,457	(c)(d)	—	92,457
Non-compensation expenses - Variable	—	34,360	(c)(d)	—	34,360
Non-compensation expenses	127,931	(127,931	)(c)(d)	—	—
Reimbursement from affiliates	—	(7,315	)(b)	—	(7,315)
Consolidated Funds	8,121	—		(8,121)	—
Total expenses	339,942	(25,400)		(8,121)	306,421

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	21,980	(21,980	)(c)	—	—
Consolidated Funds net gains (losses)	31,062	(19,716)		(11,346)	—
Total other income (loss)	53,042	(41,696)		(11,346)	—

Income (loss) before income taxes and non-controlling interests	(53,090)	31,230		(11,968)	(33,828)

Income taxes (Benefit)	(21,400)	21,400	(b)	—	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	(31,690)	9,830		(11,968)	(33,828)

(Income) loss attributable to non-controlling interests in consolidated subsidiaries	(13,727)	—		11,968	(1,759)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc. Stockholders	$(45,417)	$9,830		$—	$(35,587)

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:  The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities.

(b) Economic Income excludes goodwill impairment and income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c) Economic Income recognizes Company income from proprietary trading net of related expenses.

(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.